As filed with the Securities and Exchange Commission on August 31, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Texas and Virginia	75-1743247
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(972) 934-9227

(Address of Principal Executive Offices and Zip Code)

Atmos Energy Corporation

1998 Long-Term Incentive Plan

(Full Title of the Plan)

Louis P. Gregory

Senior Vice President and General Counsel

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

(Name and Address of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value(3)	2,500,000	$27.83 per share	$69,575,000	$2,136

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares of common stock, no par value, stated above, such additional shares as may be issued as a result of the antidilution provisions of the registrant’s 1998 Long-Term Incentive Plan (the “Plan”).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 (subsections (c) and (h)) under the Securities Act of 1933 on the basis of the average of the high and low prices of the registrant’s common stock as reported by the New York Stock Exchange on August 28, 2007.
(3)	Includes, with respect to each share of common stock, rights pursuant to the registrant’s Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and the rights agent named therein. Until any triggering event under the Rights Agreement occurs, the rights trade with, and cannot be separated from, the common stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Atmos Energy Corporation (“Atmos Energy”) are incorporated by reference, as of their respective dates, in this registration statement:

(1)	Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006;

(2)	Atmos Energy’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2006, March 31, 2007 and June 30, 2007;

(3)	Atmos Energy’s Current Reports on Form 8-K filed with the Commission on October 20, 2006, November 13, 2006, December 4, 2006, December 12, 2006, December 19, 2006, February 9, 2007, April 3, 2007, May 2, 2007 (only with respect to Items 5.03 and 8.01) and June 14, 2007;

(4)	Atmos Energy’s Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders, filed with the Commission on December 26, 2006; and

(5)	The description of Atmos Energy’s common stock contained in our Registration Statement on Form S-3ASR (File No. 333-139093), filed with the Commission on December 4, 2006, and any document filed that updates that description.

In addition, all documents subsequently filed by Atmos Energy pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

Louis P. Gregory, who has delivered to Atmos Energy a legal opinion regarding the validity of the shares of common stock registered pursuant to this registration statement, is Senior Vice President and General Counsel of Atmos Energy. Mr. Gregory has been granted under the Plan a total of 40,427 restricted shares of common stock and performance-based restricted stock units along with a total of 89,997 nonqualified stock options, all in connection with his employment at Atmos Energy. Mr. Gregory will continue to receive grants of any securities approved by the Board of Directors as long as he is employed by Atmos Energy and is a participant in the Plan.

Item 6.	Indemnification of Directors and Officers.

The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses under certain circumstances. Article IX of our articles of incorporation and Article IX of our bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable for willful or intentional misconduct in the performance of his duty to us, then indemnification will not be made.

Article X of our articles of incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability:

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act of omission not in good faith or which involves intentional misconduct or a knowing violation of the law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our articles of incorporation and Article IX of our bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

Item 8.	Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

Item 9.	Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic or current reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 31, 2007.

ATMOS ENERGY CORPORATION

By:	/s/ JOHN P. REDDY
John P. Reddy
Senior Vice President
and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best and John P. Reddy, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. BEST Robert W. Best	Chairman, President and CEO (Principal Executive Officer)	August 31, 2007

/s/ JOHN P. REDDY John P. Reddy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 31, 2007

/s/ F.E. MEISENHEIMER F.E. Meisenheimer	Vice President and Controller (Principal Accounting Officer)	August 31, 2007

/s/ TRAVIS W. BAIN II Travis W. Bain II	Director	August 31, 2007

/s/ DAN BUSBEE Dan Busbee	Director	August 31, 2007

/s/ RICHARD W. CARDIN Richard W. Cardin	Director	August 31, 2007

/s/ THOMAS J. GARLAND Thomas J. Garland	Director	August 31, 2007

/s/ RICHARD K. GORDON Richard K. Gordon	Director	August 31, 2007

/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	August 31, 2007

/s/ PHILLIP E. NICHOL Phillip E. Nichol	Director	August 31, 2007

/s/ NANCY K. QUINN Nancy K. Quinn	Director	August 31, 2007

/s/ STEPHEN R. SPRINGER Stephen R. Springer	Director	August 31, 2007

/s/ CHARLES K. VAUGHAN Charles K. Vaughan	Director	August 31, 2007

/s/ RICHARD WARE II Richard Ware II	Director	August 31, 2007

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of Atmos Energy Corporation (as of February 9, 2005) (previously filed as Exhibit 3(I) to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Atmos Energy Corporation as of May 2, 2007 (previously filed as Exhibit 3.1 to Atmos Energy’s Form 8-K dated May 2, 2007 and incorporated herein by reference)

4.3	Common Stock Certificate (Atmos Energy Corporation) (previously filed as Exhibit (4)(b) to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 1988 and incorporated herein by reference)

4.4	Rights Agreement, dated as of November 12, 1997, between the Company and BankBoston, N.A., as Rights Agent (previously filed as Exhibit 4.1 to Atmos Energy’s Form 8-K dated November 12, 1997 and incorporated herein by reference)

4.5	First Amendment to Rights Agreement dated as of August 11, 1999, between the Company and BankBoston, N.A., as Rights Agent (previously filed as Exhibit 2 to Atmos Energy’s Form 8-A, Amendment No. 1, dated August 12, 1999 and incorporated herein by reference)

4.6	Second Amendment to Rights Agreement dated as of February 13, 2002, between the Company and EquiServe Trust Company, N.A., fka BankBoston, N.A., as Rights Agent (previously filed as Exhibit 4 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 and incorporated herein by reference)

4.7	Standstill Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company (previously filed as Exhibit 99.3 to Atmos Energy’s Form 8-K/A, dated December 3, 2002 and incorporated herein by reference)

5	Opinion of Louis P. Gregory, Senior Vice President and General Counsel of Atmos Energy

15	Letter Regarding Unaudited Interim Financial Information

23.1	Consent of Ernst & Young LLP

23.2	Consent of Louis P. Gregory, Senior Vice President and General Counsel of Atmos Energy (contained in his opinion filed as Exhibit No. 5)

24	Power of Attorney (see signature pages of this Registration Statement)

99.1	Atmos Energy Corporation 1998 Long-Term Incentive Plan (as amended and restated February 9, 2007) (previously filed as Exhibit 10.2 to Atmos Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated herein by reference)

99.2	Form of Non-Qualified Stock Option Agreement under the Atmos Energy Corporation 1998 Long-Term Incentive Plan (previously filed as Exhibit 10.16(b) to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and incorporated herein by reference)

99.3	Form of Award Agreement of Restricted Stock with Time-Lapse Vesting under the Atmos Energy Corporation 1998 Long-Term Incentive Plan (previously filed as Exhibit 10.16(c) to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and incorporated herein by reference)

99.4	Form of Award Agreement of Performance-Based Restricted Stock Units under the Atmos Energy Corporation 1998 Long-Term Incentive Plan (previously filed as Exhibit 10.16(d) to Atmos Energy’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and incorporated herein by reference)